UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008 (April 7, 2008)

POINT BLANK SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida	33069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS.

On April 7, 2008 (the “Effective Date”), Point Blank Solutions, Inc. (the “Company”) appointed Jennifer Rae Coberly as the Company’s General Counsel and Secretary and entered into an employment agreement with Ms. Coberly. The agreement, which has an initial term of three years following the Effective Date, provides for an annual base salary of $280,000. As an inducement, the agreement also provides for the grant to Ms. Coberly of 300,000 options to acquire shares of the Company’s common stock, par value $0.01, at an exercise price equal to $3.80, which was the closing market price of such common stock on April 7, 2008. The options, granted pursuant to the Company’s 2007 Omnibus Equity Incentive Plan (the “2007 Plan”), have a 10-year term. As of the Effective Date, 10% of the options will be vested and exercisable, and 30% of the options will become vested and exercisable on each of the three subsequent anniversary dates following the Effective Date, provided that such future vesting will be accelerated upon occurrence of a change of control of the Company, as defined in the 2007 Plan.

Prior to joining the Company, Ms. Coberly, 44, worked at the law firm Zuckerman Spaeder LLP, where she was a partner since 1999. The Company had previously retained Zuckerman Spaeder to represent it in certain matters. She currently chairs the Board Review Committee on Professional Ethics of the Board of Governors of The Florida Bar, to which all ethics questions and advertising disputes are appealed, and has also served as President of the Florida Association for Women Lawyers. Ms. Coberly graduated from Yale Law School.

A copy of the press release issued by the Company with respect to Ms. Coberly’s appointment is attached hereto as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Point Blank Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Date: April 11, 2008	/s/ John Siemer
	Name:	John Siemer
	Title:	COO and Chief of Staff

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Point Blank Solutions, Inc.